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                    FIRSTIER FINANCIAL, INC.
                CHANGE OF CONTROL BONUS POOL PLAN


1.   PURPOSES

     The purpose of this Plan is to reward key executives of FirsTier Financial, Inc. (the "Company") through the payment of bonuses for contributions made in connection with the successful negotiation and consummation of a sale of the Company on terms and conditions which result in the maximization of shareholder value.

2.   DEFINITIONS

     a. "Board" shall mean the Board of Directors of the Company.

     b. "Bonus" shall mean potential additional cash compensation computed and paid to Participants in accordance with the Plan.

     c. "Change of Control" shall mean (i) a merger or consolidation of the Company, which involves a transfer or change of more than 50% of the direct or indirect ownership of the Company's outstanding voting securities, with or into, (ii) the sale or lease of all or substantially all of the Company's assets to, or
          (iii) an acquisition of more than 50% of the Company's outstanding voting securities by, any other entity or person.

     d. "Committee" shall mean the Executive Committee of the Company.

     e. "Company" shall mean FirsTier Financial, Inc., a Nebraska corporation.

     f. "Key Executive Employee" shall mean a key employee of the Company so designated by the Committee.

     g. "Merger Agreement" shall mean an agreement and plan of merger entered into by the Company following the adoption of this Plan which results in a Change of Control.

     h. "Participant" shall mean a Key Executive Employee of the Company as determined by the Committee to whom a bonus is granted under the Plan.

     i. "Plan" shall mean this FirsTier Financial, Inc. Change of Control Bonus Pool Plan.

     j. "Shareholder Value Percentage Multiplier" shall mean a multiplier equal to the percentage amount described in
          Section 5 of this Plan.

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     k.   "Strike Price" shall mean the price referenced to the
          price per share of the common stock of the Company adjusted for subsequent stock splits and stock dividends, if any, determined in accordance with
          Section 5 of this Plan.

3.   ADMINISTRATION

     The Plan shall be administered by the Committee. Three members of the Committee who are also members of the Board of Directors of the Company, at least two of whom shall be outside Directors of the Company, shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan and shall designate which Key Executive Employees of the Company shall participate in the Plan. The interpretation and construction of any provision of this Plan by the Committee shall be final, and binding upon each Key Executive Employee and Participant and all other persons unless otherwise determined by the Board, in which case the Board's determination shall be final and so binding. No member of the Board or the Committee shall be liable for any action or determination made with respect to the Plan in good faith.

4.   ELIGIBILITY

     The Committee shall have the authority to grant bonuses under the Plan to any Key Executive Employee of the Company.

5.   BONUS

     Immediately following the Company's execution of a Merger Agreement or immediately following the Committee's approval of this Change of Control Bonus Pool Plan, whichever is earlier, the Chairman of the Executive Committee, or in his absence, any other outside director and member of the Committee, shall designate a Strike Price which shall be a price determined with general reference to the fair market value of the common stock of the Company. The Strike Price shall be adjusted for subsequent stock splits and stock dividends, if any. On the business day immediately preceding the date set for the closing of the Merger Agreement, the Company shall contribute to the Change of Control Bonus Pool an amount determined in accordance with the following formula:

          Shareholder Value Percentage Multiplier equal to 4% of the following: as determined by the Committee, the dollar amount by which the price per share to be realized by the Company's shareholders at the time of the date set for closing of the Merger Agreement exceeds the Strike Price, multiplied by the number of shares of common stock of the Company then outstanding. For purposes of this formula, the Committee's determination of the price per share to be realized by the Company's shareholders at the date set for the closing of the Merger Agreement shall be based upon the mean between the lowest and highest reported trading price of the

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          Company's common stock on the second trading day immediately preceding the date set for the closing of the Merger Agreement.

     The Committee shall review no less frequently than annually the Strike Price and the Shareholder Percentage Multiplier and make such adjustments as the Committee shall deem appropriate under the circumstances.

6.   TERMS AND CONDITIONS OF BONUS

     Bonuses granted pursuant to this Plan shall be authorized by the Committee and distributed to the Key Executive Employees of the Company in such amounts as the Committee may determine. The Plan shall be subject to the following additional terms and conditions:

     a. NO CONTRACT OR EMPLOYMENT AGREEMENT. Nothing in this Plan shall constitute or be construed as imposing any contractual obligation on the Company or any of its subsidiaries or affiliates for employment for a specific term or otherwise, with respect to any Key Executive Employee or Participant.

     b. TIME AND METHOD OF PAYMENT. Bonuses under this Plan shall be awarded and paid to such Key Executive Employees as the Committee may designate no later than the close of business on the business day immediately preceding the date set for the closing of the Merger Agreement. The payment of Bonuses under the Plan shall be subject to the occurrence of the closing under the Merger Agreement, and the delivery of any Bonus prior to such closing shall be subject to the agreement of the Participant to return the Bonus to the Company in the event the scheduled closing of the Merger Agreement does not occur.

     c. DEATH OF KEY EXECUTIVE EMPLOYEE. In the event of the death of a Key Executive Employee prior to the Committee's awarding of the Bonus under Section 5 of this Plan, the Committee may, in its sole and absolute discretion, award a Bonus in such amount as determined appropriate by the Committee under the circumstances to the Key Executive Employee's surviving spouse, or if no surviving spouse, to the estate of the Key Executive Employee.

7.   NONASSIGNABILITY

     Bonuses paid under this Plan shall not be transferable or assignable other than by will or by the laws of descent and distribution and during a Participant's lifetime shall be payable only to such Participant.

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8.   AMENDMENT AND TERMINATION.

     The Board or Committee, by resolution, may terminate, amend or revise this Plan at any time and for any reason and may terminate any Key Executive Employee's or Participant's rights under this Plan at any time prior to consummation of a Change of Control with or without cause. Neither the Board nor the Committee may, without the consent of a Participant, alter or impair any Bonus once such Bonus has been awarded and paid under this Plan. Unless sooner terminated by the Board or the Committee, this Plan shall be reviewed by the Committee beginning on the first anniversary date following the date of the Plan's adoption by the Committee and on each subsequent anniversary date thereafter for the purpose of the Committee determining whether or not this Plan shall be continued. Termination of the Plan shall not affect any Bonus previously awarded and paid.

9.   EFFECTIVE DATE OF THE PLAN.

     The Plan shall be effective May 23, 1995.


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Chairman
FirsTier Financial, Inc.
Executive Committee

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